Sonos Announces New Appointments to Board of Directors SANTA BARBARA, Calif.-- March 3, 2020 -- Sonos, Inc. (Nasdaq: SONO) today announced the appointment of Deirdre Findlay, Chief Marketing Officer of Conde Nast, and Joanna Coles, former Chief Content Officer of Hearst Magazines, to its Board of Directors effective February 27, 2020. Ms. Findlay’s extensive digital marketing and consumer insights expertise will be an asset for Sonos given the company’s ongoing focus on consumer engagement and driving a world-class marketing organization. Ms. Coles’ extensive experience with content in TV, digital and print and her unparalleled understanding of consumer audiences will be beneficial as Sonos continues to evolve its industry-leading consumer experience and differentiate its platform. “Deirdre and Joanna will add tremendous expertise and breadth of knowledge to the Sonos Board. I am confident they will make a positive impact and contribute to the company’s continued execution,” said Mike Volpi, Sonos Chairman of the Board. “Sonos is one of the leading sound experience brands globally and I am thrilled to work with the Board on the many opportunities that lie ahead,” Deirdre Findlay said. Deirdre Findlay is currently the Chief Marketing Officer of Condé Nast, a global media company, a position she has held since January 2020. Prior to Condé Nast, Ms. Findlay was the Chief Marketing Officer of Stitch Fix from May 2018 to January 2020. Prior to Stitch Fix, Ms. Findlay served as Senior Director of Global Hardware Marketing with Google from May 2013 to May 2018, Senior Director of Consumer Marketing at eBay from July 2011 to April 2013, and as Senior Vice President of Digitas from July 2000 to June 2011. Ms. Findlay holds a B.A in Economics from Williams College and an M.B.A. from The Tuck School of Business at Dartmouth College. “Sonos turned my ears on,” said Joanna Coles. “We always wonder what animals can hear that we can’t, what secret frequencies they tune into that we can’t. Sonos unlocks a secret world of sound. Listening to a song or a movie with Sonos is a completely different experience because you just get more of it. More depth, more layers, more feeling - giving you that experience of hearing more and the world of sound opening up.” Joanna Coles is a TV producer across the Disney platforms, the executive producer of Freeform/Hulu’s The Bold Type inspired by her career, and a special advisor to Cornell Capital private equity, and the former Chief Content Officer of Hearst’s 300 magazines globally. An early adopter of Snapchat, she joined the Board of Snap Inc. in 2015, is a director of Density, a software company in San Francisco, and director of the clean beauty company, Blue Mistral. She is also on the Board of Women Entrepreneurs New York City. Ms. Coles holds a B.A. in English and American literature from the University of East Anglia. About Sonos Sonos (Nasdaq: SONO) is one of the world’s leading sound experience brands. As the inventor of multi-room wireless home audio, Sonos innovation helps the world listen better by giving people access to the content they love and allowing them to control it however they choose. Known for delivering an unparalleled sound experience, thoughtful home design aesthetic, simplicity of use and an open platform, Sonos makes the breadth of audio content available to anyone. Sonos is headquartered in Santa Barbara, California. Learn more at www.sonos.com. Investor Contact Cammeron McLaughlin IR@sonos.com Media Contact Tom Lodge PR@sonos.com Source: Sonos